[ORTHOFIX LOGO]

Contact: Dan Yarbrough, Director of Investor Relations, Orthofix
         International N.V.
         704-948-2617

                      Orthofix Announces Fourth Quarter and
                             Full Year 2005 Results

     o Fourth quarter and full year sales were $80.3 million and $313.3 million, respectively; full year sales were up 9.3% and within the Company's range of guidance
     o Fourth quarter and full year sales of spine products increased 31% and 25%, respectively
     o Fourth quarter and full year earnings per share were $0.44 and $4.51; within the Company's range of guidance
     o The Company retired $38.0 million of debt in the fourth quarter and $62.0 million for the full year
     o The Company's 2006 guidance includes sales of $335.0 to $345.0 million for the full year and $79.0 to $81.0 million for the first quarter; earnings per share are expected to be $2.25 to $2.35 for the year and $0.45 to $0.50 for the first quarter, including the impact of expensing stock options totaling approximately $0.20 for the year and $0.05 for the first quarter

HUNTERSVILLE, N.C., February 28, 2006 - Orthofix International N.V., (NASDAQ:OFIX) (the Company) today announced results for the fourth quarter and full year ended December 31, 2005.

Sales for the fourth quarter were $80.3 million, an increase of 9% over the $73.6 million reported during the same period in 2004. The impact of foreign currency on sales for the fourth quarter of 2005 was a negative $0.9 million or 1%.

Net income for the fourth quarter was $7.2 million, or $0.44 per diluted share, compared with $9.5 million, or $0.59 per diluted share, for the same period in 2004. Diluted weighted average shares outstanding were 16,318,619 and 16,044,249 during the three months ended December 31, 2005, and December 31, 2004, respectively.

Sales for the year ended December 31, 2005, were $313.3 million, an increase of 9.3% over the $286.6 million reported during the same period in 2004. The impact of foreign currency on sales for the twelve months of 2005 was a positive $1.2 million or 0.4%.

Net income for the year ended December 31, 2005, was $73.4 million, or $4.51 per diluted share, compared with $34.1 million, or $2.14 per diluted share, for the same period in 2004. Net income for the twelve months of 2005 included a gain of $37.4 million, or $2.30 per diluted share, net of related costs and taxes, from the settlement of the KCI litigation. Diluted weighted average shares outstanding were 16,288,975 and 15,974,945 for the year ended December 31, 2005, and December 31, 2004, respectively.

                                                                        Page Two

The net gain recorded by the Company from the KCI settlement is subject to adjustment based on the difference between the amount currently accrued and the final contractual obligation to share a portion of the KCI settlement proceeds with certain parties including the former owners of Novamedix. The Company's full year effective tax rate reflects the settlement reached by a wholly-owned subsidiary which is incorporated in a favorable tax jurisdiction.

The following tables display net sales by business segment, net of inter-company eliminations, and by market sector for the three and twelve months ended December 31, 2005, and 2004. The Company provides net sales by market sector for information purposes only. It maintains its books and records by business segment.


Net sales by business segment for the periods ended December 31, (In millions)

                       Three Months Ended December 31,              Year Ended December 31,
                       -------------------------------          ------------------------------
                        2005       2004    % Increase            2005       2004    % Increase
                       ------     ------   ----------           ------     ------   ----------

Americas Orthofix       $38.6      $33.0        17%             $144.2     $126.0        14%

Americas Breg            18.7       17.7         6%               72.0       68.3         5%

International Orthofix   23.0       22.9         0%               97.1       92.3         5%
                        -----      -----       -----             -----      -----       -----

Total                   $80.3      $73.6         9%             $313.3     $286.6         9%
                        =====      =====       =====             =====      =====       =====

Net sales by market sector for the periods ended December 31, (In millions)


                       Three Months Ended December 31,              Year Ended December 31,
                       -------------------------------          ------------------------------
                        2005       2004    % Increase            2005       2004    % Increase
                       ------     ------   ----------           ------     ------   ----------

Orthopedic Products
-------------------
  Spine                 $27.8      $21.2        31%             $101.6     $ 81.4        25%
  Reconstruction         31.1       31.3        -1%              125.4      120.9         4%
  Trauma                 15.9       15.8         1%               63.5       62.9         1%
                        -----      -----       -----             -----      -----       -----

Total Orthopedic         74.8       68.3        10%             $290.5     $265.2        10%

Non-Orthopedic            5.5        5.3         4%               22.8       21.4         7%

                        -----      -----       -----             -----      -----       -----

Total                   $80.3      $73.6         9%             $313.3     $286.6         9%
                        =====      =====       =====             =====      =====       =====

                                                                      Page Three

Charles W. Federico, President and CEO of Orthofix, stated, "Our fourth quarter and full year sales growth was driven by increased sales of our spinal stimulation products in the Americas. Not only did we experience strong market acceptance for our new cervical stimulation product, which is the only product of its type approved by the FDA for cervical applications, but we also experienced excellent growth in the sales of our lumbar spinal stimulation product. The combined result for our spine franchise was an increase in sales of 31% in the fourth quarter and 25% for the full year compared with the same periods in the prior year. While the competitive environment impacted sales of our long-bone stimulation product during 2005, all bone growth stimulation products combined grew 23% in the fourth quarter and 19% for the full year as compared to the prior year."

"In our Reconstruction sector, we were also pleased with the growth in sales of our ISKD bone lengthening device, which rose 36%, and our OSCAR bone cement removal product, which increased 12%. However, the overall growth rate in this market sector was constrained by lower quarterly and full year sales of our AV Impulse product."

Federico went on to say, "The Americas Breg business grew 6% for the fourth quarter and 5% for the year. We were pleased with the market's response to the limited release of the new Fusion(TM) brace, and with the fact that the core bracing business grew 10% for the quarter and 11% for the full year. Total Breg sales, including International sales, grew 7% for both the quarter and the year. Additionally, we believe the order fulfillment difficulties we experienced during the Oracle system conversion earlier this year are now behind us."

The Company's gross profits and gross profit margins improved in both the fourth quarter and full year over comparative prior year periods due principally to a favorable product mix related to increased sales of higher margin stimulation products. However, in the fourth quarter, these improvements were more than offset by increased market development and new business development expenditures incurred by the Company in connection with ongoing strategic product and new business development initiatives discussed earlier this year. These pretax costs included approximately $1.0 million for market development and approximately $0.8 million for new business development activities involving consultants who have assisted us in analyzing various market opportunities as well as individual target opportunities.

Additionally, interest expense increased by approximately $0.6 million on a pretax basis in the fourth quarter compared with the prior year due primarily to the accelerated amortization of debt placement costs totaling approximately $1.8 million, which resulted from the payment of $38.0 million that the Company made on its term loan during the fourth quarter. Total payments on the term loan for 2005 were $62.0 million, reducing the balance on the debt incurred to finance the Breg acquisition from a balance of $76.8 million at Dec. 31, 2004, to $14.8 million at Dec. 31, 2005. These payments were supported by the Company's net cash flow from operations, which totaled $106.7 million in 2005, including $67.5 million from the KCI settlement. The significant debt reductions made in 2005 will lower the Company's interest expense in 2006.

                                                                       Page Four


Federico concluded, "We recently announced that Alan Milinazzo will succeed me as President and CEO effective April 1st of this year. I look forward to continuing to work with the Company as a Director and wish to thank our employees and shareholders for the support I have received during my tenure as CEO.

"We enter 2006 with a continued focus on our long term growth strategy. The strength of our balance sheet, with a large cash position and low level of debt, will allow us to generate organic growth opportunities as well as fund our business development initiative. We also expect to continue to incur expenditures related to outside business development activities we began in 2005.

"After a year of operational investments at our Breg division during 2005, I am excited by the prospect of sales and profitability growth resulting from the planned launches of new bracing and pain therapy products in 2006. We also expect positive results from restructuring initiatives designed to strengthen our international operations, including the hiring of a new head for our vascular business, and an internal reorganization into three distinct business zones intended to enhance the Company's focus on its core markets, and identify opportunities within specific geographies. We believe this will also help us incorporate specific regional customer requirements into the design and distribution of our products and therapies. Additionally, new product launches in our International business are expected to positively impact our sales growth this year."

As a result of the positive benefits from actions taken in 2005 and the expected outcomes from initiatives in 2006, the Company expects sales of $335.0 to $345.0 million for the full-year and $79.0 to $81.0 million for the first quarter. Earnings are expected to be $2.25 to $2.35 per share for the full-year, and $0.45 to $0.50 in the first quarter, including the approximately $0.20 impact for the year and $0.05 impact in the first quarter from equity compensation expense related to the adoption of FAS 123R. There was no similar expense for FAS 123R recorded in 2004.

Orthofix International, N.V., a global diversified orthopedic products company, offers a broad line of minimally invasive surgical, and non-surgical, products for the Spine, Reconstruction, and Trauma market sectors that address the lifelong bone-and-joint health needs of patients of all ages-helping them achieve a more active and mobile lifestyle. Orthofix's products are widely distributed around the world to orthopedic surgeons and patients via Orthofix's sales representatives and its subsidiaries, including Breg, Inc., and via partnerships with other leading orthopedic product companies, such as Medtronic Sofamor Danek and Kendall Healthcare. In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, Rutgers University, the Cleveland Clinic Foundation, and National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.

                                                                       Page Five

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and are based on management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to unanticipated expenditures, changing relationship with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy, corporate development activities and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission.

                          - Financial tables follow -

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, U.S. Dollars, in thousands, except per share and share data)

                                                  For the three months                For the year
                                             ----------------------------    ----------------------------
                                                   ended December 31,              ended December 31,
                                             ----------------------------    ----------------------------
                                                 2005            2004            2005            2004
                                             ------------    ------------    ------------    ------------

Net sales                                    $     80,264    $     73,618    $    313,304    $    286,638
Cost of sales                                      21,924          20,351          83,788          79,177
                                             ------------    ------------    ------------    ------------
     Gross profit                                  58,340          53,267         229,516         207,461
                                             ------------    ------------    ------------    ------------

Operating expenses
     Sales and marketing                           30,133          26,000         115,744         102,453
     General and administrative                    10,355           8,219          36,177          30,621
     Research and development                       2,994           2,739          11,317          11,471
     Amortization                                   1,648           1,594           6,572           6,348
                                             ------------    ------------    ------------    ------------
                                                   45,130          38,552         169,810         150,893
                                             ------------    ------------    ------------    ------------

     Operating income                              13,210          14,715          59,706          56,568

Interest expense, net                              (1,788)         (1,222)         (5,468)         (5,966)
Other income/(loss), net                             (278)            943           1,188           1,325
KCI settlement, net of litigation costs              (266)           (302)         40,089          (1,568)
                                             ------------    ------------    ------------    ------------
     Income before income tax                      10,878          14,134          95,515          50,359

Income tax expense                                 (3,680)         (4,622)        (22,113)        (16,210)
                                             ------------    ------------    ------------    ------------
     Net income                              $      7,198    $      9,512    $     73,402    $     34,149
                                             ============    ============    ============    ============

     Net income per common share - basic     $       0.45    $       0.61    $       4.61    $       2.22

     Net income per common share - diluted   $       0.44    $       0.59    $       4.51    $       2.14


Weighted average number of common              16,007,163      15,666,158      15,913,475      15,396,540
     shares outstanding - basic

Weighted average number of common
     shares outstanding - diluted              16,318,619      16,044,249      16,288,975      15,974,945

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, U.S. Dollars, in thousands)


                                                              As of           As of
                                                          ------------   ------------
                                                          December 31,     December 31,
                                                          ------------   ------------
                                                              2005             2004
                                                          ------------   ------------

Assets
Current assets:
     Cash and cash equivalents                            $     63,786   $     25,944
     Restricted cash                                            13,762         14,302
     Trade accounts receivable                                  80,745         75,321
     Inventory                                                  32,853         32,895
     Deferred income taxes                                       4,511          4,130
     Prepaid expenses and other                                 11,618         10,000
                                                          ------------   ------------
              Total current assets                             207,275        162,592

Securities and other investments                                 4,082          4,082
Property, plant and equipment, net                              18,987         18,326
Intangible assets, net                                         230,763        239,956
Other long-term assets                                           3,194          6,144
                                                          ------------   ------------
              Total assets                                $    464,301   $    431,100
                                                          ============   ============

Liabilities and shareholders' equity
Current liabilities:
     Bank borrowings                                      $         79   $         76
     Current portion of long-term debt                          10,437         10,057
     Trade accounts payable                                     11,602          9,507
     Other current liabilities                                  51,208         25,745
                                                          ------------   ------------
              Total current liabilities                         73,326         45,385

Long-term debt                                                   4,771         67,249
Deferred income taxes                                           16,092         17,555
Deferred income                                                      -          2,443
Other long-term liabilities                                      1,227          1,296
                                                          ------------   ------------
              Total liabilities                                 95,416        133,928
                                                          ------------   ------------

Shareholders' equity
     Common shares                                               1,602          1,572
     Additional paid-in capital                                106,746         98,388
                                                          ------------   ------------
                                                               108,348         99,960
     Retained earnings                                         255,475        182,073
     Accumulated other comprehensive income                      5,062         15,139
                                                          ------------   ------------
              Total shareholders' equity                       368,885        297,172
                                                          ------------   ------------

              Total liabilities and shareholders' equity  $    464,301   $    431,100
                                                          ============   ============

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, U.S. Dollars, in thousands)

                                                     For the twelve months ended December 31,
                                                     ----------------------------------------

                                                               2005             2004
                                                           -----------      -----------

Net cash provided by operating activities                  $   106,673      $    27,485
                                                           -----------      -----------

Cash flows from investing activities:
     Investment in subsidiaries and affiliates                       -           (2,556)
     Capital expenditure                                       (12,248)         (12,243)
     Proceeds from sale of investments                               -            1,300
     Proceeds from sale of assets                                    -            1,635
     Other                                                           -              440
                                                           -----------      -----------
         Net cash used in investing activities                 (12,248)         (11,424)
                                                           -----------      -----------

Cash flows from financing activities:
     Repayment of loans and borrowings                         (62,085)         (33,534)
     Proceeds from issuance of common stock                      6,471           12,247
     Payment of debt issuance costs                                  -             (821)
                                                           -----------      -----------
         Net cash used in financing activities                 (55,614)         (22,108)
                                                           -----------      -----------

Effect of exchange rate changes on cash                           (969)             635
                                                           -----------      -----------

Net (decrease) increase in cash and cash equivalents            37,842           (5,412)
Cash and cash equivalents at the beginning of the period        25,944           31,356
                                                           -----------      -----------
Cash and cash equivalents at the end of the period         $    63,786      $    25,944
                                                           -----------      -----------